Exhibit 99.1
CVR Partners Announces Appointment of Byron Kelley
As Nitrogen Fertilizer MLP’s Chief Executive Officer
SUGAR LAND, Texas (May 23, 2011) — CVR Partners, LP (NYSE: UAN), a master limited partnership and manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, announced today that Byron R. Kelley has been named as president and chief executive officer of the partnership’s general partner, CVR GP, LLC. Kelley will also become a director of the general partner. Both appointments will be effective as of June 1, 2011.
Based at the company’s headquarters in Sugar Land, Kelley will be responsible for nitrogen fertilizer manufacturing operations in Coffeyville, Kan., and sales, marketing and additional administrative functions in Kansas City.
“Byron Kelley is a growth-oriented executive for our growth-oriented partnership,” said John J. Lipinski, executive chairman of the board of CVR GP, LLC and chairman, chief executive officer and president of CVR Energy, Inc., which owns the general partner and nearly 70 percent of the common units at CVR Partners. “When we took CVR Partners public earlier this year, we promised to pursue a growth strategy. Byron has a solid record of success in achieving such results for companies he has headed over a long and distinguished career.”
Kelley will report to the Board of Directors of CVR GP, of which Lipinski is executive chairman.
Kelley most recently served as chief executive officer, president and director of the general partner of Regency Energy Partners LP (Nasdaq: RGNC), a master limited partnership controlled by Energy Transfer Equity LP that specializes in the gathering and processing, contract compression, treating and transportation of natural gas and natural gas liquids.
From 2003 to 2008, Kelley served as executive vice president and group president of the pipeline group of CenterPoint Energy in Houston, a business which included two interstate pipeline companies, a gathering and processing company, a pipeline services company and a remote data gathering and communications company.
Prior to CenterPoint Energy, he served for six years in senior management at El Paso Energy International in Houston, retiring in 2002 as the company’s president.

With 41 years experience in energy related companies, Kelley’s career also included executive, management and engineering positions at Tenneco Energy Corporation, where he rose to become senior vice president, strategy, and at Louisiana Intrastate Gas Corporation and Southern Natural Gas Company.
Kelley holds a bachelor’s degree in civil engineering from Auburn University and lives with his wife in the Houston suburb of Kingwood.
About CVR Partners, LP
Located in Coffeyville, Kansas, CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Partners, LP	CVR Partners, LP
281-207-3464	281-207-3550
MediaRelations@CVRPartners.com
Jay Finks
CVR Partners, LP
281-207-3588
InvestorRelations@CVRPartners.com